The St. Joe Company
133 South WaterSound Parkway
WaterSound, FL 32413
850-231-6400
The St. Joe Company Announces Retirement of Jeff Keil, Successor & Management Changes
WATERSOUND, Fla.--November 19, 2015--(BUSINESS WIRE)--The St. Joe Company (NYSE: JOE) today announced that Jeffrey Keil is retiring from his position as President & Interim Chief Executive Officer, effective as of November 18, 2015. Mr. Keil has served as a Director on the St. Joe Board of Directors since 2011 and assumed the position of President and Interim CEO in August 2014 upon the retirement of Park Brady.
“The entire Board would like to thank Jeff for his agreeing to step in and serve as our President and Interim CEO during a time of need. His leadership during a period of transition at St. Joe was invaluable. Among many things, Jeff was instrumental in assessing talent at St. Joe and formulating a succession plan for our executive leadership,” said Bruce Berkowitz, Chairman of the Board.
Mr. Keil, who has also resigned from his position on the Board of Directors as of November 18, said “It would be difficult for me to imagine a happier way to conclude my tenure with St. Joe than by announcing that Jorge Gonzalez, a senior colleague at St. Joe, has been selected as my successor as President & CEO. Jorge has been with St. Joe for 13 years and his most recent assignment has been Senior Vice President of Development. In that capacity he supervised the long and complex sector planning entitlement process that was successfully concluded earlier this year, leaving the company in a position to advance development of the beautiful and contiguous land it has owned for over 50 years.”
Mr. Gonzalez has held positions of increasing responsibility throughout his tenure with the Company.  “Jorge’s experience and thorough understanding of the Company’s history and operations, as well as his leadership capabilities make him an excellent choice to lead St. Joe,” said Bruce Berkowitz.
“I am excited to lead St. Joe in the position of President and CEO and I look forward to working with the talented team of individuals to take the Company into the future,” said Jorge Gonzalez. Mr. Gonzalez has also been appointed to fill the vacancy on the Company’s Board of Directors created by Mr. Keil’s retirement.

The Company also announced today the departure of Patrick Bienvenue, Executive Vice President, effective as of November 18, 2015. Mr. Bienvenue is relocating and plans to pursue other opportunities.  Mr. Bienvenue joined St. Joe in September of 2011, during a time of transition with St. Joe’s Board and management team.  “Patrick has been invaluable over the last four years and we have benefited from his leadership and dedication in significant ways, particularly as it relates to the advancement of strategic planning and development initiatives, as well as his contribution to the accomplishment of significant development rights for the Company. We wish him well and thank him for his leadership,” said Jeff Keil.

Important Notice Regarding Forward-Looking Statements
This press release includes forward-looking statements, including the Company’s statement regarding its belief that it is positioned to advance development of its contiguous land. The statements made by the Company are based upon management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements described in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K filed with the SEC on February 27, 2015 as updated by subsequent Quarterly Reports on Form 10-Qs and other current report filings.

About The St. Joe Company
The St. Joe Company together with its consolidated subsidiaries is a real estate company concentrated primarily between Tallahassee and Destin, Florida. More information about the Company can be found on its website at www.joe.com.
© 2015, The St. Joe Company. "St. Joe®", "JOE®", the "Taking Flight" Design®, "St. Joe (and Taking Flight Design)®" are registered service marks of The St. Joe Company.
The St. Joe Company
Investor Relations Contact:
Marek Bakun, Chief Financial Officer
1-866-417-7132
Marek.Bakun@Joe.Com
Source: The St. Joe Company